Exhibit 10.9

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BRIGHAM EQUITY HOLDINGS, LLC

a Delaware limited liability company

[•], 2019

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD, EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF SUCH LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CERTAIN OF THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT MAY BE SUBJECT TO ONE OR MORE EQUITY GRANT AGREEMENTS AS MAY BE AMENDED FROM TIME TO TIME BY AND BETWEEN THE ISSUER OR ITS AFFILIATES AND ONE OR MORE OF THE MEMBERS.

TABLE OF CONTENTS

ARTICLE 1

ORGANIZATION

1.1	Formation	4
1.2	Name	4
1.3	Business	4
1.4	Places of Business; Registered Agent	4
1.5	Term	4
1.6	Qualification in Other Jurisdictions	5
1.7	No State Law Partnership	5
1.8	Title to Company Property	5

ARTICLE 2
Definitions and References

2.1	Defined Terms	5
2.2	References, Titles and Other Rules of Construction	15

ARTICLE 3
CAPITALIZATION AND MEMBERS

3.1	Members	15
3.2	Units	16
3.3	Series M Units; Series M-R Units	17
3.4	Series Z Units; Series Z-R Units	18
3.5	Fractional Units	18
3.6	Compliance with Transfer Restrictions	19
3.7	Return of Contributions	19

ARTICLE 4
DISTRIBUTIONS; ALLOCATIONS AND WITHHOLDING

4.1	Distribution	19
4.2	Allocations	21
4.3	Withholding	26

ARTICLE 5
Management of the Company

5.1	Manager Managed Company	27
5.2	Replacement of the Manager	28
5.3	Indemnification; Advancement of Expenses; Insurance; Limitation of Liability	28
5.4	Insurance	29
5.5	Tax Elections	29
5.6	Tax Returns	30
5.7	Company Representative	30
5.8	Classification	31
5.9	Subsidiaries	31

ARTICLE 6
Rights of Members

6.1	Rights of Members	31
6.2	Liability to Third Parties	31
6.3	Action by Members	31

ARTICLE 7
Books, Reports, Budget, Expenses AND Confidentiality

7.1	Books and Records; Capital Accounts	31
7.2	Bank Accounts	32
7.3	Confidentiality	32

ARTICLE 8
Winding Up, Liquidation and Termination

8.1	Winding Up	33
8.2	Liquidation and Termination	33

ARTICLE 9
Transfer of Interests

9.1	Limitation on Transfer	34
9.2	Transferees	34

ARTICLE 10
Miscellaneous

10.1	No Fiduciary Duties	35
10.2	Notices	35
10.3	Entire Agreement	35
10.4	Governing Law and Waiver of Jury Trial	35
10.5	Waiver of Action for Partition	36
10.6	Successors and Assigns	36
10.7	Amendment	36
10.8	Counterparts	36
10.9	Further Assurances	36
10.10	No Waiver	36
10.11	Severability	36
10.12	Public Statements	36
10.13	No Third-Party Beneficiaries	36
10.14	Execution in Writing	37
10.15	Reimbursement of Expenses	37

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BRIGHAM EQUITY HOLDINGS, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Brigham Equity Holdings, LLC, a Delaware limited liability company (the “Company”), is executed and agreed to as of [●], 2019 (the “Effective Date”) by and among the Manager (as defined herein) and the Members (as defined herein) of the Company. Capitalized terms used herein shall have the meanings set forth in Article 2 unless otherwise defined herein.

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on October 15, 2018 (the “Certificate”) and immediately prior to the adoption of this Agreement was governed by a First Amended and Restated Limited Liability Company Agreement dated as of November 20, 2018 (the “Existing LLC Agreement”);

WHEREAS, on November 20, 2018, as part of a restructuring, Brigham Resources, LLC, a Delaware limited liability company (“Brigham Resources”), merged with and into Brigham Merger Sub, LLC, a Delaware limited liability company and (prior to such merger) an indirect wholly owned subsidiary of Brigham Resources, with Brigham Resources as the surviving entity (the “Flip Merger”) and, as a result of the Flip Merger, (i) Brigham Resources became a wholly owned subsidiary of Brigham Minerals Holdings, LLC, a Delaware limited liability company (“Brigham Minerals Holdings”), which is (prior to the consummation of the transactions described below) and was (prior to the Flip Merger) a wholly owned subsidiary of the Company, and (ii) in exchange for their Units (as defined in the Brigham Resources Second A&R LLC Agreement) in Brigham Resources, each Member (as defined in the Brigham Resources Second A&R LLC Agreement) of Brigham Resources immediately prior to the Flip Merger received Units (as defined in the Existing LLC Agreement) in the Company having substantially the same rights, powers, privileges, duties and obligations;

WHEREAS, immediately prior to the effectiveness of the Master Reorganization Agreement (as defined below), the Company issued certain Series M Units and Series Z Units (each as defined in the Existing LLC Agreement) to Brigham Minerals, Inc., a Delaware corporation (“PubCo”), and certain former service providers of the Company or one or more of its Affiliates that are callable by PubCo (the “Pre-IPO Units”);

WHEREAS, as part of an additional restructuring in anticipation of the initial public offering of shares of Class A Common Stock of PubCo, par value $0.01 per share (“PubCo Class A Common Stock”), the Company desires for the holders of its Series A Units (as defined in the Existing LLC Agreement), Series A-M Units (as defined in the Existing LLC Agreement), Series A-Z Units (as defined in the Existing LLC Agreement), Initially Vested Series M Units and Initially Vested Series Z Units and PubCo, as the holder of all of the Pre-IPO Units following completion of certain transactions contemplated by the Master Reorganization Agreement, to hold equity interests in Brigham Minerals Holdings directly rather than indirectly through the Company and, therefore, simultaneously with the effectiveness of this Agreement, the Company entered into a Master Reorganization Agreement with certain of its members (the “Master Reorganization Agreement”);

WHEREAS, pursuant to the Master Reorganization Agreement the following reorganization transactions are being consummated on the date hereof in accordance with the terms of the Master Reorganization Agreement (the “Reorganization”):

(i)	the equity interests in Brigham Minerals Holdings are being recapitalized into the Units (as defined in the Brigham Minerals Holdings A&R LLC Agreement, the “Brigham Minerals Holdings Units”);

(ii)

the Company is distributing in-kind to each of its members that holds Capital Units (as defined in the Existing LLC Agreement), Vested Incentive Units (as defined in the Existing LLC Agreement) or Pre-IPO Units (whether vested or unvested) such number of Brigham Minerals Holdings Units having a value (assuming each such Brigham Minerals Holdings Unit has a value equal to the Brigham Minerals Holdings Unit Value (as defined below)) equal to the amount of cash such member would have received pursuant to Section 6.2 and, to the extent related to distributions of Tier II Minerals Available Cash (as defined in the Existing LLC Agreement), Section 6.3 of the Existing LLC Agreement if the Company were to make a cash distribution to its members in an aggregate amount (the “Pre-IPO Value”) equal to (a) the product of (i) [•][1] and (ii) the per share initial public offering price of the PubCo Class A Common Stock to be sold in the Offering (as defined in the Master Reorganization Agreement) before underwriting discounts and commissions or other offering expenses (the “Gross IPO Price”), less (b) the sum of (i) the aggregate underwriting discounts and commissions to be paid in connection with the initial public offering of the PubCo Class A Common Stock (excluding any underwriting discounts and commissions to be paid in connection with any exercise of the underwriters’ 30-day option to purchase additional shares) and (ii) $[•] in estimated offering expenses (the Pre-IPO Value divided by [•][2] being referred to herein as the “Brigham Minerals Holdings Unit Value”) in (x) complete redemption of such Capital Units in the Company, (y) partial redemption of such Vested Incentive Units in the Company that do not constitute Pre-IPO Units (with such Vested Incentive Units being reclassified into the Residual Units as provided below) and (z) complete redemption of such Pre-IPO Units (collectively, the “Distributions”);

(iii)

the Company is retaining [•] Brigham Minerals Holdings Units, which is the number of Brigham Minerals Holdings Units that would have been distributed in respect of the Initially Unvested Series M-1 Units, Initially Unvested Series M-2 Units, Initially Unvested Series M-3 Units, Initially Unvested Series M-4 Units, Initially Unvested Series Z-1 Units, Initially Unvested Series Z-2 Units, Initially Unvested Series Z-3 Units and the Initially Unvested Series Z-4 Units had such Units been vested as of the date of the Distributions;

[1]	Note to Draft: Equals the number of Brigham LLC Units set forth in Section 1.3.
[2]	Note to Draft: Equals the number of Brigham LLC Units set forth in Section 1.3.

(iv)

the Company is reclassifying (A) each Initially Vested Series M-1 Unit into [•][3] Series M-1-R Units, (B) each Initially Vested Series M-2 Unit into [•] Series M-2-R Units, (C) each Initially Vested Series M-3 Unit into [•] Series M-3-R Units, (D) each Initially Vested Series M-4 Unit into [•] Series M-4-R Units, (E) each Initially Vested Series Z-1 Unit into [•] Series Z-1-R Units, (F) each Initially Vested Series Z-2 Unit into [•] Series Z-2-R Units, (G) each Initially Vested Series Z-3 Unit into [•] Series Z-3-R Units, (H) each Initially Vested Series Z-4 Unit into [•] Series Z-4-R Units, (I) each Initially Unvested Series M-1 Unit into [•] Series M-1 Units, (I) each Initially Unvested Series M-2 Unit into [•] Series M-2 Units, (J) each Initially Unvested Series M-3 Unit into [•] Series M-3 Units, (K) each Initially Unvested Series M-4 Unit into [•] Series M-4 Units, (L) each Initially Unvested Series Z-1 Unit into [•] Series Z-1 Units, (M) each Initially Unvested Series Z-2 Unit into [•] Series Z-2 Units, (N) each Initially Unvested Series Z-3 Unit into [•] Series Z-3 Units and (O) each Initially Unvested Series Z-4 Unit into [•] Series Z-4 Units; and

(v)

PubCo, through its wholly owned subsidiary, is contributing shares of its Class B Common Stock, par value $0.01 per share (the “PubCo Class B Common Stock”), to Brigham Minerals Holdings, and Brigham Minerals Holdings is distributing such shares of PubCo Class B Common Stock to each of its members other than PubCo and its wholly owned subsidiaries pro rata in proportion to the number of Brigham Minerals Holdings Units held by each such member (including the Company);

WHEREAS, as a result of the Reorganization, the holders of Unvested Incentive Units and Vested Incentive Units (other than Pre-IPO Units) shall be, after such Reorganization, the sole Members of the Company as of the date hereof;

WHEREAS, the sole purpose of the Company is to preserve certain economic rights of the holders of certain Series M Units and Series Z Units (each as defined in the Existing LLC Agreement) with respect to the Brigham Minerals Holdings Units and shares of PubCo Class B Common Stock retained by the Company following the Distributions;

WHEREAS, the parties agree that, for U.S. federal and applicable state and local tax purposes, the Distributions are treated as distributions of property by the Company pursuant to Section 731(a) of the Code; and

WHEREAS, pursuant to the Master Reorganization Agreement, this Agreement, having received the necessary Board Approval (as defined in the Existing LLC Agreement), the approval of the Management Directors (as defined in the Existing LLC Agreement) and the Supermajority Investor Approval (as defined in the Existing LLC Agreement), in each case, in accordance with and to the extent required by Section 13.5 of the Existing LLC Agreement, amends and restates the Existing LLC Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing LLC Agreement is hereby amended and restated in its entirety and this Agreement is hereby adopted as the limited liability company agreement of the Company, with effect from the date first set forth above:

[3]

Note to Draft: The numbers in this section will be (1) for residual units, the same as the number of Brigham Minerals Holdings Units distributed in respect of Vested Incentive Units of the applicable class and (2) for other units, the number of Brigham Minerals Holdings Units that would have been distributed if such Unvested Incentive Units had been vested.

ARTICLE 1

ORGANIZATION

1.1 Formation. The Company has been organized as a Delaware limited liability company pursuant to the DLLCA.

1.2 Name. The name of the Company shall be “Brigham Equity Holdings, LLC.” Subject to all applicable laws, all business of the Company shall be conducted in such name or under such other name or names as the Manager shall determine to be necessary. The officers of the Company shall cause to be filed on behalf of the Company such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

1.3 Business. The business of the Company shall be to preserve certain economic rights of the holders of certain Series M Units and Series Z Units (each as defined in the Existing LLC Agreement) with respect to the Brigham Minerals Holdings Units retained by the Company and shares of PubCo Class B Common Stock received by the Company, which shall include (a) to hold and distribute in accordance with the terms of this Agreement such Brigham Minerals Holdings Units and shares of PubCo Class B Common Stock (together with certain other securities of Brigham Minerals Holdings or PubCo or cash or other assets received by the Company as a result of the ownership of such Brigham Minerals Holdings Units) and (b) take all such other actions incidental or ancillary to the foregoing as the Manager may determine to be necessary or desirable. This Agreement shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

1.4 Places of Business; Registered Agent.

(a) The address of the principal office and place of business of the Company shall be 5914 W. Courtyard Dr. #100, Austin, TX 78730. The Manager may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as it deems advisable. The registered office of the Company required by the DLLCA to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Manager may designate from time to time in the manner provided by law. The Manager may designate additional offices and/or agents and may change any registered office or agent of the Company at any time as deemed advisable.

1.5 Term. Pursuant to the DLLCA, the existence of the Company began on the date of the filing of the Certificate with the Secretary of State of Delaware and shall continue until it is terminated in accordance with Article 8.

1.6 Qualification in Other Jurisdictions. The Manager shall have authority to cause the Company to do business in any jurisdiction only if such jurisdiction recognizes the limited liability of the Members to substantially the same extent as would be recognized for a limited liability company organized under the laws of the State of Delaware. The Company will be qualified, formed, reformed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business if such qualification, formation, reformation or registration is necessary or desirable in order to protect the limited liability of the Members or to permit the Company lawfully to transact business.

1.7 No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than federal and state tax purposes.

1.8 Title to Company Property. All property initially contributed to the Company or thereafter acquired by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in such property in his or its separate name or right. The Company may hold its property in its own name or in the name of a nominee determined by the Manager.

ARTICLE 2

Definitions and References

2.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)

credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of another Person, (b) any Person, 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with another Person, and (d) any officer, director, member or partner of, or any Person related by blood or marriage to, another Person or any Person described in clauses (a), (b) or (c) of this definition. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of the Company.

“Brigham Minerals Holdings A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Brigham Minerals Holdings, dated as of the date hereof, as it may be amended from time to time.

“Brigham Resources Second A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Brigham Resources, dated as of May 8, 2015, as amended from time to time prior to the Flip Merger.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Texas.

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 7.1(b).

“Capital Interest Percentage” means, at any time of determination and as to any Member, the percentage of the total distributions that would be made to such Member if all of the Series M Units and Series Z Units became Vested Units, the assets of the Company were sold for their fair market values, all liabilities of the Company were paid in accordance with their terms, all items of Company income, gain, loss and deduction were allocated to the Members in accordance with Article 4, and the resulting net proceeds were distributed to the Members in accordance with the terms of this Agreement. The foregoing definition of Capital Interest Percentage is intended to result in a percentage that corresponds with that defined as “partner’s proportionate interest in partnership capital” in Treasury Regulation Section 1.613A-3(e)(2)(ii), and Capital Interest Percentage shall be interpreted consistently therewith.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Company Level Taxes” means any federal, state or local taxes, additions to tax, penalties and interest payable by the Company or any of its subsidiaries as a result of any examination of the Company’s or any of its subsidiaries’ affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more nonrecourse liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Code Section 6223 and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder, and with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 5.7.

“Confidential Information” means any information that is obtained by or on behalf of a Member from the Company relating to economic, financial, management or other aspects of the business of the Company, whether oral or in written form, but shall exclude any information that (a) has become generally available to the public (other than from wrongful disclosure in violation of this Agreement or any other applicable confidentiality agreement), or (b) was rightfully in the possession, from a source unrelated to the Company or its Affiliates, of a Member, the Manager or officer of the Company prior to the date such Member, Manager or officer first became such.

“Control”, “Controlling” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than 50% of the beneficial interest therein, (d) in the case of any other Entity, more than 50% of the economic or beneficial interest therein or (e) in the case of any Entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the Entity.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Code Section 6241(2)(B)) to the extent such adjustment results in an “imputed underpayment” as described in Code Section 6225(b) or any analogous provision of state or local Law.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et. seq., as it may be amended from time to time, and any successor to the DLLCA.

“Entity” means any Person other than a natural person.

“Equity Grant Agreement” means any grant agreement (including the restricted unit agreements) that the Company or any of its subsidiaries has entered into with respect to the original issuance of Units (including, for the avoidance of doubt, any such agreement entered into prior to the Reorganization, Flip Merger and other reorganization transactions in respect of limited liability company interests in respect of which the Units were issued).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Fiscal Year” means the 12-month period ending December 31 of each year; provided, however, that the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the final Fiscal Year to reflect that such period is less than a full calendar year period).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes (which, in the case of any Depletable Property, shall be determined pursuant to Treasury Regulations Section 1.613A-3(e)(3)(iii)(c)), except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Manager to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the

Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (g) in the definition of “Profits” or “Losses” below or Section 4.2(b)(viii); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, Simulated Depletion and other items allocated pursuant to Section 4.2.

“Initially Unvested Series M-1 Unit” means a Series M-1 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series M-2 Unit” means a Series M-2 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series M-3 Unit” means a Series M-3 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series M-4 Unit” means a Series M-4 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series Z-1 Unit” means a Series Z-1 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series Z-2 Unit” means a Series Z-2 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series Z-3 Unit” means a Series Z-3 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Unvested Series Z-4 Unit” means a Series Z-4 Unit (as defined in the Existing LLC Agreement) that is an Unvested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series M-1 Unit” means a Series M-1 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series M-2 Unit” means a Series M-2 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series M-3 Unit” means a Series M-3 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series M-4 Unit” means a Series M-4 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series Z-1 Unit” means a Series Z-1 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series Z-2 Unit” means a Series Z-2 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series Z-3 Unit” means a Series Z-3 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Initially Vested Series Z-4 Unit” means a Series Z-4 Unit (as defined in the Existing LLC Agreement) that is a Vested Unit as of immediately prior to the Effective Time other than a Pre-IPO Unit.

“Interest” means a membership interest of any class in the Company with all the rights and interests of a Member in any class in the Company under this Agreement and the DLLCA, including (a) the right, if any, of a Member to receive allocations of income and loss and distributions or liquidation proceeds under this Agreement and (b) all management rights, voting rights or rights to consent, if any.

“Liquidation Sharing Ratio” means, with respect to any holder of a Unit as of the date of determination, the quotient of (i) the fractional number of Brigham Minerals Holdings Units that have not been distributed to such holder as of such date as a result of Section 3.5 or Section 3.6, divided by (ii) the sum of the fractional number of Brigham Minerals Holdings Units that have not been distributed to all holders of Units as of such date as a result of Section 3.5 and Section 3.6.

“Manager” means the Person designated to manage the business of the Company in the capacity as Manager pursuant to Article 5.

“Members” means any holder of Units.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax Law).

“Permitted Transferee” means:

(a) in the case of a Member that is an individual, (i) such Member’s spouse, (ii) such Member’s legally adopted or natural-born descendants of whatsoever generation, (iii) such other Persons as may be approved by the Manager and (iv) an Entity Controlled by such Member whose only owners or beneficiaries are one or more of (x) such Member, (y) such Member’s spouse and (z) such Member’s legally adopted or natural-born descendants of whatsoever generation; and

(b) in the case of a Member that is an Entity, (i) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are the natural person that is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of a majority of either (A) the outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of such

Member or (B) the combined voting power of the outstanding equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of such Member, (ii) the spouse or adopted or natural-born descendants of the natural person described in clause (b)(i) of this definition or (iii) such natural person.

“Person” means an individual, an estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated organization, association or any other Entity.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2(b), be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) gain resulting from any disposition of Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f) in lieu of the depreciation, amortization and other cost recovery deductions (excluding depletion) taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h) any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2(b) shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2(b) will be determined by applying rules analogous to those set forth in clauses (a) through (g) above.

“Pro Rata Number” means

(a) in respect of a holder’s Series M-1 Units or Series M-1-R Units, the product of (i) the number of Series M-1 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series M-1 Units or Series M-1-R Units, as applicable, divided by (B) the total number of Series M-1 Units and Series M-1-R Units outstanding;

(b) in respect of a holder’s Series M-2 Units or Series M-2-R Units, the product of (i) the number of Series M-2 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series M-2 Units or Series M-2-R Units, as applicable, divided by (B) the total number of Series M-2 Units and Series M-2-R Units outstanding;

(c) in respect of a holder’s Series M-3 Units or Series M-3-R Units, the product of (i) the number of Series M-3 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series M-3 Units and Series M-3-R Units, as applicable, divided by (B) the total number of Series M-3 Units and Series M-3-R Units outstanding;

(d) in respect of a holder’s Series M-4 Units or Series M-4-R Units, the product of (i) the number of Series M-4 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series M-4 Units or Series M-4-R Units, as applicable, divided by (B) the total number of Series M-4 Units and Series M-4-R Units outstanding;

(e) in respect of a holder’s Series Z-1 Units or Series Z-1-R Units, the product of (i) the number of Series Z-1 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series Z-1 Units or Series Z-1-R Units, as applicable, divided by (B) the total number of Series Z-1 Units and Series Z-1-R Units outstanding;

(f) in respect of a holder’s Series Z-2 Units or Series Z-2-R Units, the product of (i) the number of Series Z-2 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series Z-2 Units or Series Z-2-R Units, as applicable, divided by (B) the total number of Series Z-2 Units and Series Z-2-R Units outstanding;

(g) in respect of a holder’s Series Z-3 Units or Series Z-3-R Units, the product of (i) the number of Series Z-3 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series Z-3 Units or Series Z-3-R Units, as applicable, divided by (B) the total number of Series Z-3 Units and Series Z-3-R Units outstanding; and

(h) in respect of a holder’s Series Z-4 Units or Series Z-4-R Units, the product of (i) the number of Series Z-4 Units forfeited to the Company with respect to which such Pro Rata Number is being calculated, times (ii) the quotient of (A) the number of such Series Z-4 Units or Series Z-4-R Units, as applicable, divided by (B) the total number of Series Z-4 Units and Series Z-4-R Units outstanding.

“Residual Units” means the Series M-R Units and the Series Z-R Units.

“Simulated Basis” means the Gross Asset Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted basis) and in the manner specified in the Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Transfer” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Interest. Correlative terms have correlative meanings.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed or final Treasury Regulations.

“Unvested Units” means any Unit that has not vested in accordance with the terms of the Equity Grant Agreement to which such Unit is subject.

“Vested Unit” any Unit that has vested in accordance with the terms of the Equity Grant Agreement to which such Unit is subject.

In addition, the following terms are defined within the text of this Agreement:

Defined Term	Section
“Assumed Tax Liability”	Section 4.1(c)
“Excess Tax Amount”	Section 4.3(c)
“Regulatory Allocations”	Section 4.2(b)(x)
“Tax Contribution Obligation”	Section 4.3(c)
“Tax Distribution Date”	Section 4.1(c)
“Tax Offset”	Section 4.3(c)

2.2 References, Titles and Other Rules of Construction. All references in this Agreement to articles, sections, subsections, other subdivisions and exhibits refer to corresponding articles, sections, subsections, other subdivisions and exhibits of this Agreement unless expressly provided otherwise. All exhibits and schedules attached to this Agreement shall be deemed a part of this Agreement for all purposes. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement, as amended, restated or otherwise modified, unless the context requires otherwise. The term “including” shall in all instances be deemed followed by the words, “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 3

CAPITALIZATION AND MEMBERS

3.1 Members. The Members of the Company as of the Effective Date are reflected in the books and records of the Company.

3.2 Units. (a) Unit Designations and Authorized Units. Each Member’s relative rights, privileges, preferences and obligations with respect to the Company are represented by such Member’s Interest. The Interests in the Company shall be designated as “Units” and shall be divided into four classes of Units referred to as the “Series M Units,” the “Series Z Units,” the “Series M-R Units” and the “Series Z-R Units.” The Series M Units shall be further designated into sub-series referred to as “Series M-1 Units,” “Series M-2 Units,” “Series M-3 Units” and “Series M-4 Units.” The Series Z Units shall be further designated into sub-series referred to as “Series Z-1 Units,” “Series Z-2 Units,” “Series Z-3 Units” and “Series Z-4 Units.” The Series M-R Units shall be further designated into sub-series referred to as “Series M-1-R Units,” “Series M-2-R Units,” “Series M-3-R Units” and “Series M-4-R Units.” The Series Z-R Units shall be further designated into sub-series referred to as “Series Z-1-R Units,” “Series Z-2-R Units,” “Series Z-3-R Units” and “Series Z-4-R Units.” Each sub-series of Series M-R Units corresponds to the same numbered sub-series of the Series M Units, and each sub-series of Series Z-R Units corresponds to the same numbered sub-series of the Series Z Units. The Company is authorized to issue [●] Units designated as the Series M Units, [●] Units designated as the Series Z Units, [●] Units designated as the Series M-R Units and [●] Units designated as the Series Z-R Units. Of the aggregate number of Series M Units, [●] are designated as the Series M-1 Units, [●] are designated as the Series M-2 Units, [●] are designated as the Series M-3 Units and [●] are designated as the Series M-4 Units. Of the aggregate number of Series Z Units, [●] are designated as the Series Z-1 Units, [●] are designated as the Series Z-2 Units, [●] are designated as the Series Z-3 Units and [●] are designated as the Series Z-4 Units. Of the aggregate number of Series M-R Units, [●] are designated as the Series M-1-R Units, [●] are designated as the Series M-2-R Units, [●] are designated as the Series M-3-R Units and [●] are designated as the Series M-4-R Units. Of the aggregate number of Series Z-R Units, [●] are designated as the Series Z-1-R Units, [●] are designated as the Series Z-2-R Units, [●] are designated as the Series Z-3-R Units and [●] are designated as the Series Z-4-R Units. Notwithstanding the foregoing, for the avoidance of doubt, all Series M Units and Series Z Units outstanding on the Effective Date are Unvested Units. Other than as required to implement the terms of this Agreement, the number of authorized Units shall not be increased without the prior written consent of the Manager and the holders of at least a majority of the outstanding Units. Upon the vesting, forfeiture, reallocation or conversion of any Units pursuant to Section 3.3 or Section 3.4, if applicable, the Manager shall, without the consent of any other Person, update the Company’s books and records to reflect the names of and number of Units held by the Members after giving effect to the provisions of Section 3.3 and Section 3.4.

(b) Equity Grant Agreements. The Members hereby agree that (i) provisions in any applicable Equity Grant Agreement (including with respect to vesting) that relate to any Unit in the Company held by a Member as of immediately prior to the recapitalization contemplated by the Master Reorganization Agreement and this Agreement (the “Prior Company Units”) shall apply mutatis mutandis to the associated Units in the Company into which such Member’s Prior Company Units were recapitalized (such that all such provisions that applied to the Prior Company Units shall apply to the Units issued to such Member hereunder in respect thereof in an equivalent fashion) and (ii) the Manager shall have the right to take all actions as it deems reasonably necessary to enforce all such provisions, including by way of effecting forfeitures, redemptions or repurchases of Units; provided, that the Members acknowledge and agree that all Threshold Values (as defined in the Existing LLC Agreement) with respect to such Units are no longer applicable as they were accounted for in the Reorganization. Further, each Member who acquires Unvested Units agrees to consult with such Member’s tax advisor to determine the tax consequences of such acquisition and, at the time of such acquisition, agrees to make a timely election under Code Section 83(b) with respect to such Units. Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or its representatives to assist in making such filing. Each Member who files an election under Code Section 83(b) with respect to such Units agrees to provide a copy of such election to the Company on or before the due date for filing of such election.

3.3 Series M Units; Series M-R Units.

(a) The Series M Units outstanding on the Effective Date are initially Unvested Units. The Series M-R Units are not subject to vesting. The Members holding Series M Units and Series M-R Units as of the Effective Date are reflected in the books and records of the Company. The Series M Units shall vest in accordance with the terms of the Equity Grant Agreement to which such Series M Units are subject.

(b) At such time that any Series M Unit becomes a Vested Unit, subject to Section 3.5 and Section 3.6, (i) the Company shall distribute one Brigham Minerals Holdings Unit and one share of PubCo Class B Common Stock to the holder of such Series M Unit, together with the Brigham Minerals Holdings Units, shares of PubCo Class B Common Stock, other securities in Brigham Minerals Holdings or PubCo, cash, assets and any other rights distributed by Brigham Minerals Holdings to the Company in respect of such share of Brigham Minerals Holdings Units or shares of PubCo Class B Common Stock after the Effective Date and prior to the time of such distribution (such distribution to be appropriately adjusted by the Manager to take into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Brigham Minerals Holdings Units or shares of PubCo Class B Common Stock) (collectively, the “Other Distributable Property”), net of any applicable withholding taxes owed as a result of such Series M Unit becoming a Vested Unit or otherwise, and (ii) such Series M Unit shall immediately be reclassified as a Series M-R Unit of the corresponding sub-series without any further action on the part of the Company or the holder thereof. The Company shall take such actions as are reasonably necessary to cause any Brigham Minerals Holdings Units or shares of PubCo Class B Common Stock (or other security of Brigham Minerals Holdings or PubCo) distributed pursuant to this Section 3.3(b) to be held of record in the name of the recipient thereof.

(c) Upon the forfeiture of any Series M Units to the Company pursuant to the terms of the Equity Grant Agreement to which such Series M Unit is subject, the Company shall issue or distribute, as the case may be, (i) to each other holder of Series M Units of the same sub-series as of such date, a Pro Rata Number of Series M Units of such sub-series and (ii) subject to Section 3.5 and Section 3.6, to each holder of Series M-R Units of the corresponding sub-series as of such date, a Pro Rata Number of Brigham Minerals Holdings Units, a Pro Rata Number of shares of PubCo Class B Common Stock, a Pro Rata Number of Other Distributable Property attributable to such forfeited Series M Units and a Pro Rata Number of Series M-R Units of such corresponding sub-series. Any Series M Units issued or distributed pursuant to Section 3.3(c)(i) shall become subject to the terms and conditions of the Equity Grant Agreement to which the Series M Unit in respect of which such issuance or distribution was made is subject.

3.4 Series Z Units; Series Z-R Units.

(a) The Series Z Units outstanding on the Effective Date are initially Unvested Units. The Members holding Series Z Units and Series Z-R Units as of the Effective Date are reflected in the books and records of the Company. The Series Z Units shall vest in accordance with the terms of the Equity Grant Agreement to which such Series Z Units are subject.

(b) At such time that any Series Z Unit becomes a Vested Unit, subject to Section 3.5 and Section 3.6, (i) the Company shall distribute one Brigham Minerals Holdings Unit and one share of PubCo Class B Common Stock to the holder of such Series Z Unit, together with the Other Distributable Property attributable to such Brigham Minerals Holdings Units and shares of PubCo Class B Common Stock, net of any applicable withholding taxes owed as a result of such Series Z Unit becoming a Vested Unit or otherwise, and (ii) such Series Z Unit shall immediately be reclassified as a Series Z-R Unit of the corresponding sub-series without any further action on the part of the Company or the holder thereof. The Company shall take such actions as are reasonably necessary to cause any Brigham Minerals Holdings Units or shares of PubCo Class B Common Stock (or other security of Brigham Minerals Holdings or PubCo) distributed pursuant to this Section 3.4(b) to be held of record in the name of the recipient thereof.

(c) Upon the forfeiture of any Series Z Units to the Company pursuant to the terms of the Equity Grant Agreement to which such Series Z Unit is subject, the Company shall issue or distribute, as the case may be, (i) to each other holder of Series Z Units of the same sub-series as of such date, a Pro Rata Number of Series Z Units of such sub-series and (ii) subject to Section 3.5 and Section 3.6, to each holder of Series Z-R Units of the corresponding sub-series as of such date, a Pro Rata Number of Brigham Minerals Holdings Units, a Pro Rata Number of shares of PubCo Class B Common Stock, a Pro Rata Number of Other Distributable Property attributable to such forfeited Series Z Units and a Pro Rata Number of Series Z-R Units of such corresponding sub-series. Any Series Z Units issued or distributed pursuant to Section 3.4(c)(i) shall become subject to the terms and conditions of the Equity Grant Agreement to which the Series Z Unit in respect of which such issuance or distribution was made is subject.

3.5 Fractional Units. Notwithstanding Section 3.3 and Section 3.4, if at any time a Member is entitled to receive a fractional number of Brigham Minerals Holdings Units or a fractional number of shares of PubCo Class B Common Stock (including as a result of any forfeitures or reallocations described in this Article 3), (a) the Company shall instead distribute to such Member the largest number of whole Brigham Minerals Holdings Units and whole shares of PubCo Class B Common Stock to which such Member is then entitled and (b) such fractional number of Brigham Minerals Holdings Units and such fractional number of shares of PubCo Class B Common Stock shall be added to the next number of Brigham Minerals Holdings Units and shares of PubCo Class B Common Stock, respectively, to which such Member shall become entitled (such that such fractional number of Brigham Minerals Holdings Units and such fractional number of shares of PubCo Class B Common Stock shall be carried forward to each subsequent distribution pursuant to this Section 3.5, with any fractional number of Brigham Minerals Holdings Units or fractional shares of PubCo Class B Common Stock remaining at liquidation paid in cash pursuant to Section 4.1(b)). The Company shall be authorized to issue fractional shares of Series M Units, Series M-R Units, Series Z Units and Series Z-R Units. If at any time the Company receives a distribution of Other Distributable Property from Brigham Minerals Holdings in respect of any Brigham Minerals Holdings Units or shares of PubCo Class B Common Stock that are being held by the Company on account of this Section 3.5, such Other Distributable Property shall be retained by the Company and distributed with the underlying Brigham Minerals Holdings Units or shares of PubCo Class B Common Stock (or the proceeds received pursuant to Section 3.6(b) or Section 4.1(b)(ii)) pursuant to clause (b) above.

3.6 Compliance with Transfer Restrictions. Notwithstanding Section 3.3 and Section 3.4, no distribution of Brigham Minerals Holdings Units (or corresponding shares of PubCo Class B Common Stock) shall be made to the extent such distribution would not be permissible pursuant to any provision of the Brigham Minerals Holdings A&R LLC Agreement. To the extent a distribution of Brigham Minerals Holdings Units to a Member is not permissible under the Brigham Minerals Holdings A&R LLC Agreement, the Company shall (a) retain and carry forward such Brigham Minerals Holdings Units until the Company is permitted to distribute such Brigham Minerals Holdings Units to such Member under the Brigham Minerals Holdings A&R LLC Agreement or (b) exercise its right to require Brigham Minerals Holdings to redeem all such Brigham Minerals Holdings Units and corresponding shares of PubCo Class B Common Stock in exchange for shares of PubCo Class A Common Stock pursuant to Section 4.6(a) of the Brigham Minerals Holdings A&R LLC Agreement and distribute such shares of PubCo Class A Common Stock (or, to the extent Brigham Minerals Holdings or PubCo exercises its cash election pursuant to Section 4.6(a) or Section 4.6(f) of the Brigham Minerals Holdings A&R LLC Agreement, as applicable, such cash) to such Member.

3.7 Return of Contributions. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member, except as otherwise specifically provided in this Agreement. Loans by a Member to the Company shall not be considered capital contributions.

ARTICLE 4

DISTRIBUTIONS; ALLOCATIONS AND WITHHOLDING

4.1 Distribution.

(a) Distributions by Brigham Minerals Holdings. Subject to Section 4.1(c), the Company shall retain all Other Distributable Property received by the Company from Brigham Minerals Holdings until the Brigham Minerals Holdings Unit or share of PubCo Class B Common Stock (or the proceeds received pursuant to Section 3.6(b) or Section 4.1(b)(ii)) to which such Other Distributable Property is attributable is distributed pursuant to Article 3, and the terms and provisions of this Agreement shall be applied in a manner consistent with such intent.

(b) Liquidating Distribution. Upon the date that all Units have either been forfeited to the Company pursuant to the applicable Equity Grant Agreement or have become Vested Units and redeemed or reclassified into either Series M-R Units or Series Z-R Units, as applicable, and following the application of the provisions of Article 3 (including Section 3.5 and Section 3.6), the Company shall (i) exercise its right to require Brigham Minerals Holdings to redeem all remaining Brigham Minerals Holdings Units and shares of PubCo Class B Common Stock then held by the Company in exchange for shares of PubCo Class A Common Stock pursuant to Section 4.6(a) of the Brigham Minerals Holdings A&R LLC Agreement, (ii) unless

Brigham Minerals Holdings or PubCo exercises its cash election pursuant to Section 4.6(a) or Section 4.6(f) of the Brigham Minerals Holdings A&R LLC Agreement, as applicable, sell such shares of PubCo Class A Common Stock and (iii) distribute the proceeds received pursuant to clause (ii) to the holders of Series M-R Units and Series Z-R Units in accordance with each such holders’ Liquidation Sharing Ratio.

(c) Tax-Related Distributions. The Company shall, subject to the availability of distributable cash as reasonably determined by the Manager, distribute, on each Tax Distribution Date, to each Member in cash an amount equal to such Member’s Assumed Tax Liability, if any. “Tax Distribution Date” means any date that is five Business Days prior to the date on which quarterly estimated income tax payments are required to be made by calendar year individual taxpayers and each due date for the income tax return of an individual calendar year taxpayer (without regard to extensions). “Assumed Tax Liability” of each Member means an amount equal to (i) the cumulative amount of federal, state and local income Taxes (including any applicable estimated Taxes) determined from the Effective Date through the next occurring quarterly estimated income tax payment due date following the applicable Tax Distribution Date taking into account the character of income and loss allocated by the Company to such Member as it affects the applicable Tax that the Manager estimates would be due from such Member as of the next occurring quarterly estimated income tax payment due date following such Tax Distribution Date, (w) assuming such Member is an individual who earned solely the items of income, gain, deduction, loss or credit allocated or to be allocated to such Member pursuant to Section 4.2 (and each such Member made the same elections as each other Member), (x) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods, (y) taking into account depletion and other items determined at the Member level and (z) assuming that such Member is subject to Tax at the highest applicable rate, reduced by (ii) all previous distributions of cash made to such Member pursuant to Article 3. The Manager will make its determination of the Assumed Tax Liability of all Members, assuming that each such holder is a resident of Austin, Texas. Distributions to holders of Series M Units or Series Z Units pursuant to this Section 4.1(c) shall be treated as an advance of and shall offset (A) distributions available to such holders of Series M Units or Series Z Units under Section 3.3(b) or Section 3.4(b), as applicable, if such Units become Vested Units, or (B) if such Series M Units or Series Z Units are forfeited, distributions available to the holders of the corresponding Series M Units, Series Z Units, Series M-R Units or Series Z-R Units distributed in respect of such forfeited Series M Units or Series Z Units under Section 3.3(c) or Section 3.4(c), as applicable, with the amount of such offset being attributed as among the holders of each series of Series M Units and/or Series Z Units as determined in the reasonable discretion of the Manager. For purposes of the foregoing, to the extent necessary, any Brigham Minerals Holdings Unit or share of PubCo Class B Common Stock or Other Distributable Property (other than cash) shall be taken into account at fair market value as determined in the reasonable discretion of the Manager. If on a Tax Distribution Date there are not sufficient funds on hand to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 4.1(c) shall be made to the Members to the extent of available cash in proportion to each Member’s Assumed Tax Liability, and the Company shall make future distributions as soon as cash becomes available to pay the remaining portion of such Member’s Assumed Tax Liability.

4.2 Allocations.

(a) General Profit and Loss Allocations. After giving effect to the allocations under Section 4.2(b) and subject to Section 4.2(e), Profits and Losses (and, to the extent determined by the Manager to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2(b) and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), all Units become Vested Units and all remaining or resulting cash was distributed, in accordance with Article 3, to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

(b) Special Allocations.

(i) Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Series M Units and Series Z Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a nonrecourse liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(ii) Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b)(ii) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(b)(iii)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv) Notwithstanding any other provision of this Agreement except Section 4.2(b)(iii), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(b)(iv)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v) Notwithstanding any provision hereof to the contrary except Section 4.2(b)(i) and Section 4.2(b)(ii), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(b)(v) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(vi) Notwithstanding any provision hereof to the contrary except Section 4.2(b)(iii) and Section 4.2(b)(iv), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(b)(vi) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(b)(vi) were not in this Agreement. This Section 4.2(b)(vi) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(vii) If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(b)(vii) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Section 4.2 have been made as if Section 4.2(b)(vi) and this Section 4.2(b)(vii) were not in this Agreement.

(viii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(ix) Simulated Depletion for each Depletable Property, and Simulated Loss for Depletable Property upon the disposition of such Depletable Property, shall be allocated among the Members in proportion to their shares of Simulated Basis in such Depletable Property.

(x) The allocations set forth in Sections 4.2(b)(i) through 4.2(b)(ix) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Section 4.2 (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(b)(x) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(xi) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

(c) Allocations for Tax Purposes in General.

(i) Except as otherwise provided in this Section 4.2(c) or Section 4.2(d), each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 4.2(a) and 4.2(b).

(ii) In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “remedial method” under Treasury Regulations Section 1.704-3(d) or such other method or methods as determined by the Manager to be appropriate and in accordance with the applicable Treasury Regulations.

(iii) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

(iv) Allocations pursuant to this Section 4.2(c) are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(v) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(d) Income Tax Allocations with Respect to Depletable Properties.

(i) Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Company (and any additions to such U.S. federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted U.S. federal income tax basis to be in accordance with their Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence.

(ii) For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(iii) The allocations described in this Section 4.2(d) are intended to be applied in accordance with the Members’ “interests in partnership capital” under Code Section 613A(c)(7)(D); provided that the Members understand and agree that the Manager may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 4.2(c)(ii). The provisions of this Section 4.2(d)(iii) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(iv) Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(e) Other Allocation Rules.

(i) The Members are aware of the income tax consequences of the allocations made by this Section 4.2 and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Section 4.2 in reporting their share of Company income and loss for income tax purposes.

(ii) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 7.1(b) and the allocations set forth in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(d) are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Manager determines, in its sole discretion, that the application of the provisions in Sections 7.1(b), 4.2(a), 4.2(b), 4.2(c) or 4.2(d) would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Manager is authorized to make any appropriate adjustments to such provisions.

(iii) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method determined by the Manager and permissible under Code Section 706 and the Treasury Regulations thereunder.

(iv) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member.

4.3 Withholding.

(a) Withholding Tax Payments. Each of the Company and its subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b) Tax Audits. To the extent that any income tax is paid by the Company or any of its subsidiaries as a result of an audit or other proceeding with respect to such tax and the Manager determines, in good faith, that such tax relates to one or more specific Members (including any Company Level Taxes), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 4.3(b). Notwithstanding any provision to the contrary in this Section 4.3(b), the payment by the Company of Company Level Taxes shall, consistent with the Partnership Tax Audit Rules, be treated as the payment of a Company obligation and shall be treated as paid with respect to a Member to the extent the deduction with respect to such payment is allocated to such Member pursuant to Section 4.2(b)(xi) and such payment shall not be treated as a withholding from distributions, allocations or portions thereof with respect to a Member.

(c) Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 4.3(a) or (b) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Article 3, Section 4.1 or Section 8.2(b) at the time such Tax Offset is made. To the extent that (i) there is a payment of Company Level Taxes relating to a Member or (ii) the amount of such Tax Offset exceeds the distributions to which such Member is entitled during the same Fiscal Year as such withholding or payment (“Excess Tax Amount”), the amount of such (i) Company Level Taxes or (ii) Excess Tax Amount, as applicable, shall, upon notification to such Member by the Manager, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. In the event a Member defaults with respect to its obligation under the prior sentence, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions, and any such offset shall not reduce such Member’s Capital Account. Any contribution by a Member with respect to a Tax Contribution Obligation shall increase such Member’s Capital Account but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 4.3. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Manager from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d) Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 4.3, and the obligations of a Member pursuant to this Section 4.3 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a subsidiary that relate to the period during which such Person was actually a Member.

(e) Manager Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Manager may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 4.3 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Manager determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

ARTICLE 5

Management of the Company

5.1 Manager Managed Company. Except to the extent otherwise provided in this Agreement, the management, control and direction of the Company and its operations, business and affairs shall be vested in the Manager, which shall have the right, power and authority to carry out any and all of the purposes of the Company and to perform or refrain from performing any and all acts that the Manager may deem necessary, desirable, appropriate or incidental thereto, in its sole discretion. The Members hereby designate PubCo as the Manager. The Manager may appoint such other officers as the Manager may determine. Such officers shall have such responsibilities and authorities as designated by the Manager, subject to the applicable restrictions set forth herein and to the direction of the Manager. Except as otherwise set forth in this Agreement and other than in connection with a transaction pursuant to which all of the outstanding Brigham Minerals Holdings Units not held by PubCo are converted into cash, property or securities of another Person (and in which case the holders of Units will have the right to receive the same cash, property or other securities that received by the other holders of Brigham Minerals Holdings Units (other than PubCo) upon the vesting of Units), the Company shall not be entitled to (and the Manager may not authorize the Company to) Transfer any Brigham Minerals Holdings Units, shares of PubCo Class B Common Stock, other securities of Brigham Minerals Holdings or PubCo or Other Distributable Property held by the Company without the prior written consent of the Manager and the holders of a majority of the outstanding Units.

5.2 Replacement of the Manager. The Members may not remove the Person designated as the Manager without such Person’s prior written consent. In the event the Manager resigns, the holders of a majority of the outstanding Units may select a replacement Manager.

5.3 Indemnification; Advancement of Expenses; Insurance; Limitation of Liability.

(a) Except as limited by applicable law and subject to the provisions of this Section 5.3, each Manager, Member, Company Representative and officer of the Company (each an “Indemnitee”) shall be entitled to be indemnified and held harmless against any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Manager, Member or officer of the Company, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred; provided, however, that no Indemnitee shall be indemnified under this Section 5.3 for any losses, liabilities or expenses arising out of the fraud, intentional misconduct, gross negligence or willful or wanton misconduct of such Indemnitee. The rights of indemnification provided in this Section 5.3 shall be in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law and shall extend to such Indemnitee’s successors and assigns. In particular, and without limitation of the foregoing, an Indemnitee shall be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the DLLCA or any other applicable statute.

(b) Except as limited by applicable law, expenses incurred by an Indemnitee in defending any proceeding, including a proceeding by or in the right of the Company (except a proceeding by or in the right of the Company against such Indemnitee), shall be paid by the Company in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 5.3 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured and shall be accepted without regard to the financial ability of the Indemnitee to make repayment.

(c) The indemnification provided by this Section 5.3 shall inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d) No amendment or repeal of the provisions of this Section 5.3 that adversely affects the rights of any Indemnitee under this Section 5.3 with respect to the acts or omissions of such Indemnitee at any time prior to such amendment or repeal shall apply to such Indemnitee without the written consent of such Indemnitee.

(e) Any indemnification pursuant to this Section 5.3 shall be made only out of the assets of the Company and shall in no event cause the Members to incur any personal liability nor shall it result in any liability of the Members to any third party.

(f) None of the Manager, Members, Company Representative or any of their respective Affiliates or any of their respective employees, agents, directors, managers and officers shall be liable to the Company for errors in judgment or for any acts or omissions that do not constitute fraud, intentional misconduct, gross negligence or willful or wanton misconduct. THE MEMBERS RECOGNIZE THAT SUCH EXCULPATION FROM LIABILITY RELATES TO ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that any Person engaged in fraud or willful misconduct, was grossly negligent or was guilty of willful or wanton misconduct.

(g) The Company hereby acknowledges that an Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by such Indemnitee or its Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees and acknowledges (i) that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary to the Company), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 5.3(g).

5.4 Insurance. The Company shall acquire and maintain insurance, including D&O insurance, covering such risks and in such amounts as the Manager shall from time to time determine to be necessary or appropriate.

5.5 Tax Elections. The Company shall make the following elections for tax purposes on the appropriate returns:

(a) to the extent permitted by law, to adopt the calendar year as the Company’s Fiscal Year;

(b) to the extent permitted by law, to adopt the accrual method of accounting and to keep the Company’s books and records on such method;

(c) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a Transfer of an Interest as described in Section 743 of the Code, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties;

(d) to elect to deduct and amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e) except where the Manager elects to apply Section 4.3(e), to elect out of the application of the partnership-level audit and adjustment rules of the Partnership Tax Audit Rules by making an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

(f) any other tax election the Manager deems appropriate and in the best interests of the Members.

5.6 Tax Returns. The Company shall prepare and file or cause to be prepared and filed all federal, state and local income and other tax returns that the Company is required to file. The Company shall deliver to each Member a copy of each approved return and statement, together with any schedules (including Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than 90 days after the end of each Fiscal Year or such longer period of time not in excess of 120 days after the end of the applicable Fiscal Year as is approved by the Manager). The Members agree to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including without limitation an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed. The Company shall bear the costs of the preparation and filing of its tax returns.

5.7 Company Representative. The Manager is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local law. The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Manager (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Manager shall act, to the maximum extent possible, to cause income, gain, loss, deduction, credit of the Company and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

5.8 Classification. The Company intends to be classified as a partnership for federal income tax purposes under Treasury Regulations Section 301.7701-3(c). Neither the Company nor any Member may make an election under Treasury Regulations Section 301.7701-3(c) to treat the Company as an association taxable as a corporation or to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

5.9 Subsidiaries. The Company, the Manager and each Member acknowledge and agree that the Company shall not form or acquire any subsidiaries unless otherwise agreed by the Manager and the holders of a majority of the outstanding Units.

ARTICLE 6

Rights of Members

6.1 Rights of Members. Each Member shall have the right to all information to which a Member is entitled to have access to pursuant to the DLLCA. Any demand for such information shall be made in writing and shall specify the purpose of such demand. Any information provided in response to such demand shall be subject to the confidentiality provisions of this Agreement and such other restrictions as the Manager may determine is necessary or advisable to protect the Company’s interests in such information.

6.2 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

6.3 Action by Members. Except as expressly otherwise provided in this Agreement, all actions and decisions of the Members required hereunder in their capacity as such shall require approval of Members holding a majority of the outstanding Units. If there is any matter that requires the approval of the Manager, such approval will be sufficient to authorize the Company to take that action and no further vote or approval of the Members of the Company will be necessary or required under the terms of this Agreement. The Members entitled to vote may make any decision or take any action at a meeting, by conference telephone call, by written consent, by oral agreement or by any other method they elect.

ARTICLE 7

Books, Reports, Budget, Expenses AND Confidentiality

7.1 Books and Records; Capital Accounts.

(a) Books and Records. The Company shall keep the books of account for the Company in accordance with the terms of this Agreement and the DLLCA. Such books shall be maintained at the principal office of the Company.

(b) Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.2(a) and any other items of income or gain allocated to such Member pursuant to Section

4.2(b), (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any liabilities assumed by the Company and any liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.2(a) and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2(b), (ii) the amount of any cash or the Gross Asset Value of any asset (net of any liabilities assumed by the Member and any liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the transferor that is attributable to the Transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

7.2 Bank Accounts. The Manager may cause one or more accounts to be maintained in a bank (or banks) that is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all receipts of the Company.

7.3 Confidentiality.

(a) No Member shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member other than for the purpose of conducting the business of the Company or performing its duties and obligations hereunder or under an applicable employment or consulting agreement, or to the extent a Member is required to disclose such Confidential Information (i) due to a subpoena or court order or other legal process, (ii) if such Member testifies in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Member requests confidential treatment for such Confidential Information, or (iii) in order to enforce his, her or its rights under this Agreement. Each Member shall, and shall cause each of its Affiliates, and its and their respective directors, officers, members, partners, investors, employees, representatives and agents (x) to comply with this Section 7.3, (y) to refrain from using any Confidential Information other than in connection with the conduct of the business of the Company, and (z) to refrain from disclosing any Confidential Information to a Person known to be a competitor of the Company. If a Member is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Manager of such notice and provide the Manager the opportunity to resist such disclosure by appropriate proceedings.

(b) No Member shall disclose to any other party (excluding such Member’s spouse, accountants, financial advisors, lenders, legal counsel and Permitted Transferees) any information relating to the terms of this Agreement without the prior written consent of the Manager.

ARTICLE 8

Winding Up, Liquidation and Termination

8.1 Winding Up. The Company shall be wound up upon the earliest to occur of any of the following:

(a) at the election of the Manager and the holders of a majority of the outstanding Units at any time;

(b) at such time as all Series M Units and Series Z Units have vested and converted into Series M-R Units and Series Z-R Units, as applicable; or

(c) the entry of a decree of judicial dissolution of the Company under the DLLCA.

8.2 Liquidation and Termination. Upon the occurrence of an event requiring the winding up of the Company, unless it is reconstituted pursuant to the DLLCA, all Unvested Units shall immediately vest in full and become Vested Units, and the Manager or a Person or Persons selected by the Manager shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after an event requiring the winding up of the Company and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which an event requiring the winding up of the Company occurs or the final liquidation is completed, as appropriate.

(b) The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, all remaining assets of the Company shall be distributed to the Members as follows:

(i) the liquidator may sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor, and any resulting gain or loss from such sales shall be allocated to the Members as provided in Section 4.2, and the Capital Accounts of the Members shall be adjusted accordingly;

(ii) upon the consent of the Manager, the liquidator may distribute Company properties in kind, in which case the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable distribution of that property for the fair market value of that property on the date of distribution; and

(iii) Company property shall be distributed among the Members in accordance with Article 3 and Section 4.1(b), and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

(c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the DLLCA and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Upon the completion of the distribution of Company cash and property as provided in this Section 8.2 in connection with the liquidation of the Company, the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled and such other activities as may be necessary to terminate the Company shall be taken by the liquidator.

(d) Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

ARTICLE 9

Transfer of Interests

9.1 Limitation on Transfer.

(a) No Member, nor its successors, transferees or assigns, shall, directly or indirectly, voluntarily or involuntarily, Transfer all or any portion of its Interest without compliance with the terms and conditions of this Agreement, and any attempted Transfer of an Interest that is not made in accordance with this Agreement shall be null and void and shall have no effect. No Member may Transfer all or any portion of its Interest without the prior written consent of the Manager, in its sole discretion, except, subject to the limitations on Transfer otherwise expressly provided in this Agreement, in the case of a Transfer to a Permitted Transferee.

(b) No Transfer (including to a Permitted Transferee) shall be permitted (i) unless and until the purchaser, assignee, donee or transferee thereof agrees in writing to take and accept such Interest subject to all of the restrictions, terms and conditions contained in the Certificate and this Agreement, the same as if it were a signatory party thereto and hereto or (ii) if such Transfer would cause the Company or Brigham Minerals Holdings to be unable to maintain its status as a partnership for federal income tax purposes. The Company will not be required to recognize any permitted assignment of an Interest until the instrument conveying such Interest and assuming all obligations under this Agreement has been delivered to the Company and is satisfactory to the Company in its reasonable discretion.

9.2 Transferees. A Person who receives a Transfer of a Member’s Interest in accordance with the terms of this Agreement shall be entitled to receive the share of Company income, gains, losses, deductions, credits and distributions to which its transferor would have been entitled. However, the transferee of any Interest shall not become a Member of the Company unless: (a) the instrument of assignment so provides and (b) such transferee agrees in writing to be bound as a Member by this Agreement, the Certificate and any other agreements then existing by and among the Members. Upon becoming a Member, such transferee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall succeed to the status of, its predecessor, and shall in all respects be a Member under this Agreement. The use of the term “Member” in this Agreement shall be deemed to include any such additional Members. Until such transferee is admitted as a Member pursuant to this Section 9.2, (a) such transferee shall not be entitled to participate in the management of the Company or to exercise any voting or other rights or powers of a Member, except for the rights described in the first sentence of this Section 9.2, and (b) the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Interest Transferred.

ARTICLE 10

Miscellaneous

10.1 No Fiduciary Duties. Nothing contained in this Agreement shall be deemed to create for any purpose whatsoever any fiduciary or other similar duties between the Members, or any fiduciary or other similar duties by the Manager to the Members or to the Company that may be imposed by law upon the Manager or a Member by virtue of its status as a “manager” or “member” (as such terms are used in the DLLCA) of a Delaware limited liability company (in each case other than the implied contractual covenant of good faith and fair dealing).

10.2 Notices. Any notice or communication given pursuant this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received on the third day after a registered or certified letter containing such notice, properly addressed with postage prepaid is deposited in the United States mail; and, if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Such notices or communications to be sent to a Member shall be given to such Member at the address given for such Member as set forth in the Company’s books and records. Such notices or communications to be sent to the Company shall be given at the following address: 5914 W. Courtyard Dr. #100, Austin, TX 78730, Attention: Chief Executive Officer, with a copy to 1001 Fannin Street, Suite 2600, Houston, TX 77002, Attention: Douglas E. McWilliams and Thomas G. Zentner. Any party hereto may designate any other address in substitution for the foregoing address to which such notice shall be given by five days’ notice duly given hereunder to the other parties.

10.3 Entire Agreement. This Agreement and any ancillary agreement relating hereto, including the Master Reorganization Agreement any Equity Grant Agreement, is the entire agreement between the parties hereto concerning the subject matter hereof and no warranties, representations, promises or agreements have been made between the parties other than as expressly set forth herein. This Agreement supersedes any previous agreement or understanding between the parties hereto relating to the subject matter hereof.

10.4 Governing Law and Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. This Agreement is intended to comply with the requirements of the DLLCA and the Certificate. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the DLLCA or any provision of the Certificate, the DLLCA and the Certificate, in that order of priority, will control. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.5 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective permitted heirs, legal representatives, successors and assigns.

10.7 Amendment. This Agreement may be amended only by the written agreement of the Manager and the holders of a majority of the outstanding Units.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, including by electronic means, each of which shall be an original, but all of which taken together shall constitute a single document.

10.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.10 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

10.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other Persons or circumstances will not be affected thereby, but rather are to be enforced to the greatest extent permitted by law.

10.12 Public Statements. The Members shall consult with one another with regard to all publicity and other releases concerning this Agreement and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, no Member shall issue any publicity or other press release concerning this Agreement without the approval of the Manager.

10.13 No Third-Party Beneficiaries. This Agreement is intended for the exclusive benefit of the Members and their respective personal representatives, successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

10.14 Execution in Writing. A facsimile, telex or similar transmission by a Member or the Manager, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member or the Manager, shall be treated as an execution in writing for purposes of this Agreement.

10.15 Reimbursement of Expenses. Brigham Minerals Holdings hereby agrees to pay or otherwise reimburse the Company for all costs and expenses incurred by Company. Brigham Minerals Holdings shall have the right to review all source documentation concerning such costs and expenses upon a reasonable notice and during regular business hours.

[Signature Pages Follow]

IN WITNESS WHEREOF, each undersigned has executed or caused to be executed on its behalf this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

BRIGHAM EQUITY HOLDINGS, LLC

By: Brigham Minerals, Inc., Manager

By:

Name: Rob Roosa
Title: Chief Executive Officer

MANAGER:

BRIGHAM MINERALS, INC.

By:

Name: Rob Roosa
Title: Chief Executive Officer

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

BRIGHAM EQUITY HOLDINGS, LLC